EXHIBIT 99.2
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Operator:
Ladies and gentlemen, thank you for standing by. Welcome to the Dycom earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Mr. Steven Nielsen. Please go ahead.
Steven Nielsen:
Thank you, Greg. Good morning, everyone. I would like to thank you for attending our first quarter 2007 Dycom earnings conference call. With me we have in attendance, Tim Estes, our Chief Operating Officer, Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended July 29th, 2006. The Company does not undertake to update forward-looking information. Steve.
Steven Nielsen:
Thanks, Rick. Yesterday we issued a press release announcing our first quarter 2007 earnings. During this call, we will review our results, provide an extended discussion regarding our backlog calculations, and discuss factors, a portion of which may not be appropriately appreciated, which seasonally impact our second quarter results each and every year. In addition, please note that the first quarter fiscal 2007 includes stock-based compensation expense of $1.7 million versus $1.0 million in the year-ago quarter.
For the quarter ended October 28th, 2006, total contract revenues were $278.2 million versus $260.9 million in the year-ago quarter, an increase of 6.6%. Net income was $9.6 million versus $10.7 million, a decrease of 11%, while fully diluted earnings per share was $0.24 versus $0.23, an increase of 4%.
Backlog at the end of the first quarter was $1.26 billion versus $1.42 billion at the end of the fourth quarter, a decline of $160 million from last quarter. Of this backlog, approximately $716 million is expected to be completed in the next 12 months. In evaluating our backlog, the following factors must be considered:
•	With regards to a certain multiyear project relating to fiber deployments, we have included in backlog only those amounts relating to work estimated to be performed during calendar years 2006 and 2007. Consequently, revenues earned from this project during our October 2006 quarter directly reduced the amount of backlog. This pattern will continue throughout calendar year 2007, subject to any adjustments in our estimates of work to be performed.

•	During our first quarter, in accordance with our contractual rights, we notified a provider of direct broadcast satellite services of our intention of cease performing services for them in February 2007. It is our current expectation that our services for this customer will end during our second quarter. Consequently, during our first quarter, we reduced total backlog by $73 million, and next 12 months backlog by $29 million, reflecting a reduction in the term of our services from June 2009.

•	Finally, backlog acquired in conjunction with our Cable Express purchase totaled $42 million.
In addition, it is important to note that a significant portion of our installation and maintenance services for cable operators are provided pursuant to 12-month agreements which have anniversaries occurring throughout the calendar year. Historically, a large portion of these agreements are mutually extended so long as our service levels are acceptable to the customer and pricing is acceptable to us. As a portion of our business derived from installation and maintenance services has grown over the last year, a larger percentage of next 12 months and total backlog has been derived from contracts that represent a decreasing percentage of overall revenue. Therefore, both statistics in relation to revenues are subject to more volatility and uncertainty. Furthermore, master service agreements for telephone companies and others, which represent a large portion of our backlog, possess attributes, which if not properly understood, may be confusing. Specifically, master service agreements generally possess fixed terms extending from 1 to 5 years, but consist of services to customers which are long term and recurring in nature. In fact, we have provided master contract services to certain customers continuously for decades. Consequently, as new agreements are executed or existing agreements extended, backlog will increase in step function fashion as an agreement is executed. After which time, the backlog created will decline over the expected life of the agreement. As a result, healthy master contracts, by their nature, experience declining backlog trends after inception, without these trends impacting their potential for near and immediate term revenue growth.
It is our general observation that backlogs at our individual subsidiaries can experience wide fluctuations that at times possess little relevance to the health of their business or their future potential. Clearly, more backlog is better than less. But what more or less means for our business in any given quarter can be highly uncertain.
For the first quarter, our earnings were slightly below the midpoint of our expectations due to solid operating performance, offset in part by reduced sales of surplus assets and a short-term increase in our health insurance costs. Gross margin increased 108 basis points from the prior year, but declined sequentially 47 basis points, due in part to a 22 basis point increase in our health insurance costs. The year-over-year increase in gross margin was due in part to improved performance across a number of our businesses, strong Voice over IP installation activity, work volumes from a large project that were stable during the quarter, solid, although sequentially down, spending from a customer currently securing approval for a merger, and encouraging signs of increased spending from cable operators. G&A was up sequentially, reflecting increased stock-based compensation expenses, as well as the inclusion of our newly acquired subsidiary, Cable Express.
Cash flow from operation was solid in the quarter at $13 million. Days sale outstanding was flat sequentially at 79 days, despite the inclusion of the acquired balances of Cable Express. Capital expenditures net of disposals totaled $11.6 million, including significant expenditures to start a new master contract with BellSouth. Cable Express, our September acquisition, performed to expectations throughout the quarter. And head count at the end of the quarter was 10,748, up from 9,352 at July 2006.
During the quarter, we experienced the effects of a moderately growing overall economy, expenditures by one telephone company which were slightly down sequentially, stable spending by another telephone company in the process of merging, and generally solid results from telephone companies and cable operators.
Revenues from BellSouth was essentially flat sequentially and down compared to the year-ago quarter, reflecting solid levels of operating activity, despite its impending merger with AT&T, offset by a lack of storm restoration services in the current period compared to a year ago. BellSouth was our largest customer at $45.7 million, or 16% of total revenue. For Verizon, we performed work for its Fiber To the Premise initiative in the states of New Hampshire, Massachusetts, Rhode Island, New York, Maryland, Virginia, Florida, Texas, and California. Revenue from Verizon was $45.4 million during the quarter, down from $51.7 million in the year-ago quarter, and down sequentially from $49.4 million in the fourth quarter of 2006. At 16% of revenue, Verizon was our second-largest customer. Revenue from Comcast was $30.6 million. Comcast was Dycom’s third-largest customer for the quarter at 11% of revenue. Interestingly, after adjusting for acquired revenue and eliminating hurricane restoration work in prior periods, revenue from Comcast has grown sequentially for each of the last three quarters. This is the first occurrence of three consecutive quarters of sequential growth with Comcast since our October 2003 quarter. Embarq, formerly Sprint’s local telephone division, experienced substantially stable revenues at $21.2 million, and was our fourth largest customer. And finally, Time Warner joined our top five customer list, at $14.2 million or 5% of total revenue. All together, our top five customers represented 56% of revenue, a percentage which continues to decline as the breadth of our business expands.
During the quarter, we continued to book new work and renew existing work. For Time Warner, we secured a bandwidth expansion project in southern California and a design and drafting project in North Carolina. From Comcast, a system upgrade in southern Georgia. For Charter, Voice over IP readiness projects in Louisiana and Alabama. And for Suddenlink, an upgrade project in Louisiana. Additionally, we secured upgrade projects for Orange Broadband in Utah, Nevada and New Mexico. And finally from BellSouth, we were awarded a new master contract for construction in Florida, and a renewal of our Pikeville, Kentucky contract.
Throughout the quarter, Dycom continued to demonstrate strength. First and foremost, we maintain solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities.
We are convinced that the commitment by 3 RBOCs to deploy fiber deeper into their networks is increasingly irreversible, and are encouraged by expanding levels of activity nationwide for rural fiber deployments by dozens of different entities, including an increasing number of investor-owned rural local exchange carriers. In fact, it is clear that a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings stretches across the nation, and really just begun. Additionally, we are pleased with the growth in our installation services for cable operators as those customers deploy telephone services, encouraged with recent wins of several cable bandwidth expansion and voice readiness projects, and heartened by a meaningful upturn in bidding activity for cable operators. And finally, we have maintained our solid financial strength, generating solid cash flows from operations, which has allowed us to make significant capital investments to facilitate future growth internally and externally through acquisitions. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities.
After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows: For the second quarter of fiscal 2007, we anticipate earnings per share of $0.10 to $0.15 on revenues of $240 million to $260 million. This outlook anticipates continued growth in the U.S. economy, seasonally normal weather, no significant storm restoration revenues versus $30 million in the year-ago quarter, broad solid operating performance, a slight increase in other income as we anticipate a sequentially greater number of assets will be sold, noncash compensation expense of approximately $1.6 million on a pretax basis during the quarter, and excludes the results of our business unit, which provides services to a direct broadcast satellite operator, which we currently expect to discontinue during the quarter. In addition, we will now provide an overview of seasonal factors which impact our January quarter each and every year. This quarter includes three paid holidays, Thanksgiving, Christmas, and New Year’s, as well as the day after Thanksgiving and the week between Christmas and New Year’s which many employees take as paid vacation. As a result, we experience fewer production days and a disproportionate share of paid time-off expense during the second quarter. In addition, our outside construction activities and locating services are impacted by the reduction in available daylight hours and the increased frequency of inclement weather, which not only reduces work days, but also field productivity. Our residential installation services are also impacted by reduced working hours, as well as reduced demand for in-home services, which historically declines during holiday weeks. Consequently, these factors have typically caused revenue to decline sequentially by 10% to 15% from our first quarter to our second, controlling for revenue acquired in either quarter, and may be accentuated by reduced customer demand. This sales decline is generally not mitigated by increased customer demand during the quarter, as reduced workdays and hours effectively limit our ability to rapidly accelerate work performed. Finally, we experience increased unemployment, FICA and Medicare taxes in January, as employment tax contributions resume until tax caps are met and exceeded. With all of that in mind, I will turn the call over to Dick Dunn, our CFO. Dick.
Richard Dunn:
Thanks, Steve. I will begin my overview of our quarterly financial performance starting with the income statement. Contract revenues for the current quarter were $278.2 million, up 6.6% from last year’s Q1 of $260.9 million. Excluding revenues attributable to subsidiaries acquired subsequent to Q1 of fiscal year 2006, revenues for the current quarter would have been $234.5 million versus the prior year’s $260.9 million, which included a $21.8 million of storm restoration work.
For the quarter, sales from our top five customers accounted for 56.5% of total revenues versus 60.7% for the prior year’s first quarter. The top five customers and their respective percentages of revenue for Q1 of fiscal year 2007 and 2006 are as follows: Beginning with Q1 of 2007, BellSouth at 16.5%; Verizon, 16.3%; Comcast, 11%; Embarq, 7.6%; and Time Warner at 5.1%. And turning to Q1 of 2006, Verizon at 19.8%; BellSouth, 19.3%; Embarq, 8.3%; Comcast, 7%; and Charter, 6.2%.
Net income for the first quarter was $9.6 million versus $10.7 million for fiscal year 2006, representing a decrease of 10.8%, while fully diluted earnings for the quarter were $0.24 per share, a 4.3% increase from last year’s $0.23 per share result.
Operating margins for the quarter increased 29 basis points, coming in at 6.71% versus last year’s 6.42%. This increase was due to 108 basis point decrease in cost of earned revenues, partially offset by a 53 basis point increase in general and administrative expenses, and a 26 basis point increase in depreciation and amortization.
The effective tax rate for the quarter was 39.5%, unchanged from the prior year’s comparable period.
Net interest expense for the quarter was approximately $3.4 million versus $153,000 for the comparable prior year period. This increase was primarily due to the impact of interest associated with our October 11th, 2005 bond issuance, which was only outstanding for 18 days of the prior year’s first quarter, as well as bank debt associated with our recent Cable Express acquisition.
Other income for the quarter, consisting primarily of gains associated with disposition of fixed assets, was approximately $496,000 versus $1.1 million for the comparable quarter in our fiscal 2006 year.
Operating activities for the quarter resulted in cash flow of $13 million. The primary components of this amount were net income of $9.6 million and depreciation and amortization of $12.9 million, offset by increases in working capital of approximately $9.5 million. Investing activity, primarily consisting of the Cable Express acquisition for $55.2 million and capital expenditures of $12.4 million resulted in the use of cash of $67.6 million. Financing activities for the quarter provided $34.9 million in cash. The primary components of this amount were borrowings under our credit facility of $50 million, net proceeds from the exercise of stock options and equity awards of $0.3 million, reduced by net repayments on borrowings and notes payable of $15.4 million. The $50 million borrowing under our credit facility was used to partially fund our acquisition of Cable Express. Debt net of cash at the end of the quarter was $191.6 million, an increase of $63.7 million from the prior quarter’s balance of $127.9 million. The increase was primarily attributable to borrowings and debt assumptions associated with the Cable Express acquisition.
During the current quarter, net receivables increased $8.1 million to $155 million, resulting in a DSO of 50.7 days. This figure represents a decrease of 0.7 days from last quarter’s DSO of 51.4 days. Net unbilled revenue balances increased in the quarter from $79.1 million to $85.6 million, resulting in a DSO of 28 days, essentially unchanged from last quarter’s figure of 27.7 days. On a cumulative basis, the combined DSO for trade receivables and net unbilled revenue decreased from 79.1 days to 78.7 days, a decrease of 0.4 days.
Net intangible assets increased by $65.5 million from the prior quarter as a result of the Cable Express acquisition, partially offset by amortization during the quarter.
At October 28th, the accrual for self-insured casualty and medical programs increased $1.7 million to $61.3 million from the prior year quarter’s balance of $59.6 million.
Finally during the current quarter, revenues from multiyear master service agreements represented 73.6% of contract revenues versus 57.2% for Q1 of the prior year. Revenue from long-term contracts and multiyear master service agreements represented 83.8% of contract revenues versus 81.2% for Q1 of the prior fiscal year. Steve?
Steven Nielsen:
Thanks, Dick. Now, Greg, we’ll open the call for questions.
Operator:
Simon Leopold, Morgan Keegan.
Simon Leopold:
I wanted to get a housekeeping question in, and then more of a trending question. On the housekeeping front, if you could round out the top ten list, and give us the other five customers in that list. You gave us the first five. And then in terms of trending, my sense is the implied gross margin for the next quarter comes in below 18%. And you did highlight the holidays. If you could discuss, first of all, if that assumption is correct. And second of all, what we should think about as kind of a normalized gross margin and where we are trending?
Steven Nielsen:
Okay. Simon, let’s go ahead, and we will knock off customers 6 through 10.
Richard Dunn:
Let me give you that, Simon. Number 6 was Questar Gas at 4.4%. Charter was at 4.4%. Qwest, 3.3%. Windstream, 3.2%. And DirecTV, 2.8%.
Steven Nielsen:
And then Simon, with respect to kind of trending, I think the way we think about the quarter as we said, was the revenue on an organic basis, and we have done acquisitions which have made it a little bit cloudy. And then, of course, last year, we had lots of storm work in the January quarter, which also made it cloudy. But generally, due to the decrease in workdays, you can look at 10% to 15% decline in revenue. There is a little bit of negative leverage on the field supervision, QAC — QAQC and safety. But generally we think about it as kind of a paid time off, increased payroll taxes, and other effects of 75 to 125 basis points of sequential impact kind of quarter to quarter. It varies from year to year. And I think in the way we are modeling, I wouldn’t say we are below 18%, but we are kind of in the low 18s to 18.50.
Simon Leopold:
And what sort of a normalized level, if we exclude out the seasonality?
Steven Nielsen:
Well, the 75 to 125 basis points is all seasonality. I mean, that is truly just costs that come through in this quarter, almost as a function of the arithmetic. I mean the payroll taxes are simply a function of resetting the calendar from the tax year at January 1. And then the revenue decline is really, if you think about it, is somewhere between 8 to 10 days of decreased productivity, which is three holidays plus reduced daylight hours, and more inclement weather

Simon Leopold:
I appreciate that, but just to close on this question, I had been under the impression that that the Voice over IP installation type of work, the acquisitions of Prince and Cable Express would help improve the gross margin. Is that a correct assumption?
Steven Nielsen:
Yes, they have been helpful to gross margin. But even in the installation businesses, if you think about a simple thing like the impact of reduced daylight hours, our customers in this quarter reduce the number of installs that they assign, because they no longer have 7 p.m. appointment windows. And we also see some impact around the holidays as just overall activity levels go down. So this is consistent with what I think all of the businesses experience in this quarter.
Simon Leopold:
Okay. Thank you very much.
Operator:
John Rogers, Davidson.
John Rogers:
A couple of things. First of all, can you give us the breakdown between telecom, utility locating, and electric utilities?
Richard Dunn:
Sure, John. In the quarter, we had for telecom, 44%; for cable TV, 27.5%; utility locating about 20%; and the remainder would be electrical and other.
John Rogers:
Okay. And then my second question is, just in terms of the outlook and what you are seeing there, it looks as if — and I guess this is storm restoration work. But organic growth, or growth from excluding acquisitions is going to continue to decline going into the second quarter. Is that just storm restoration work? Or — ?
Steven Nielsen:
Well I think the way I’ve thought about organic revenue, John, is that you’ve got to back the storm out. We are not going to have three hurricanes that impact the southeast. I mean, that was the first substantial amount of storm work we’ve had in the second quarter in forever. So if you back that out and you kind of think about where our guidance range is, it implies flat to actually slight organic growth year-over-year, January ‘07 to January ‘06. Backing out Prince and Cable Express, backing out the storm work, and then looking at where we think we’ll be inside that revenue range.
John Rogers:
And, Steve, where would it have been in this most recent quarter, backing out the revenue — or the storm work?
Steven Nielsen:
It was actually down about 2% or 3%.
Richard Dunn:
A hair under 2.
Steven Nielsen:
A hair under 2%. So from our perspective, John, at least the way we are thinking about it, the EPS was a little lighter than we expected this quarter. We had less other income. That was really a function of us continuing to hold on to some equipment for some projects that are coming up, as well as some delays in some of the auto manufacturers shipping us all that we would like to have had in terms of new equipment. We had a slight increase in our health insurance that was — every once in a while you have those declines — or increases in costs. But we will address those quickly.

So we had for the first time in a long time, year-over-year EPS growth, and we think we will have organic growth in the second quarter on the revenue line.
John Rogers:
Okay. And with the recent acquisitions, Steve, do you expect your business to be more seasonal?
Steven Nielsen:
Well, what we’ve talked about when we acquired both of the installation businesses, is that is an industry that kind of runs in a cycle from May to November. It is not as seasonally impacted, say, as our underground construction for Verizon where, for example, in New England it just stops.
John Rogers:
Right.
Steven Nielsen:
Cable installation work doesn’t stop during the winter, but it does generally go through a cycle. Now this quarter, it is a little harder to predict because as we indicated, all of our cable customers are doing quite well selling — installing Voice over IP and so it is a little hard to kind of figure out what the interaction of this new technology rollout will be on a normal seasonal pattern. But the normal seasonal pattern is something we have to consider every year.
John Rogers:
Okay. Thank you.
Operator:
Alex Rygiel, Friedman, Billings, Ramsey.
Alex Rygiel:
Steve, a couple of questions. First with regards to a comment you made about DirecTV, will you be taking a charge for discontinued operations in the fiscal second quarter?
Steven Nielsen:
No, we don’t expect to take a charge, Alex. It is just the way the accounting rules are since that was that business unit’s primary line of business, and we will no longer be pursuing services for satellite companies, it will just be broken down. It was actually just slightly above breakeven in this current quarter. So we don’t expect to take a charge. But we have to show it as a discontinued operation.
Alex Rygiel:
And can you help us to understand what the wind-down costs associated with that customer’s business is?
Steven Nielsen:
Historically, we are going to redeploy some assets. We are going to have some offices that we need to shut down, and some administrative efforts that continue after the contract. But nothing that we expect to be all that expensive in the big scheme of things. It’s just a normal, for us — these things happen. And as you may recall, we went through this cycle four years ago, where we had exited some other business — other satellite business, and it did not create significant issues.
Alex Rygiel:
You mentioned that you received a new MSA with BellSouth. Can you expand upon that a little bit?
Steven Nielsen:
Yes, it just was a new opportunity that came us to in Florida. And we were able to start it October 1. And a couple of months into it, it’s performing the way we expect.
Alex Rygiel:
Can you help us to understand how opportunities come to you inside BellSouth? Was that a business you were pitching for quite some time? Is that business that the customer decided to rebid, and just the pricing mechanism for? Were they looking for improved quality?
Steven Nielsen:
This happened to be just as agreement — as our agreements operate with BellSouth, they do with many others. Sometimes they bid them, and sometimes they extend them, depending on what their assessment of the market is, and how they feel about the service levels. And in this case, we had an opportunity to bid on the contract. As you are aware, I think we have 20 or 21 of these master contracts, and so it is an area that we think we have some solid expertise in, and so we were able to land the contract.
Alex Rygiel:
When was the last time you lost a MSA with BellSouth?
Steven Nielsen:
We have lost some small ones. I think we lost one last year that was a couple million in revenue. But it was just one of those things where the pricing wasn’t working. But other than that, we’ve had a pretty good history of retaining our work and providing good service.
Alex Rygiel:
You talked about an up-turn in bidding activity as it related to cable MSOs. Can you provide a little bit more color on that? Is it outside plants? Is it associated with your in-house fulfillment business?
Steven Nielsen:
That comment was directed towards outside plant. We are continuing to see some upgrade opportunities coming up around the country. We are also seeing an upturn in what I call VoIP, or Voice over IP readiness work, which is some technical services, some cable replacement. It just — as the cable operators have been very successful with their voice rollouts, that creates good opportunities for them to reinforce their networks, and spend a little money on kind of the care and feeding of the network. And given that that business has been slow, it is a nice opportunity for us.
Alex Rygiel:
You look back over the last six years, your sequential gross margin decline was, on average, significantly greater than 75 to 100 basis points. What has changed inside your business over the last six years that has improved the lessening seasonality in your business?
Steven Nielsen:
Well, I think a little bit of the installation business, although it does have some seasonal factors. But I think the other thing is, if you think about our second quarters over the last six years, and the second quarter of fiscal 2002, we were in the process of doing an acquisition. And we also had a pretty tough industry environment. In fiscal ‘04, we had acquisitions and we were just come out of a tough industry environment. So I think the arithmetic that we’ve run here is just that, is just arithmetic. It is just going to be layered inside of what other trends are. It’s a constant drag just by the nature of the season.
Alex Rygiel:
One last question. I think you mentioned Orange Broadband. Who is that?
Steven Nielsen:
Orange Broadband is a group in North Carolina, that was formed with, I think, some private equity money and purchased subscribers in the west from Charter. So these are systems that we are actually working for Charter in those systems. And post the Orange’s purchase of those systems, they’ve decided to roll out telephone service which requires — or voice service which requires them to upgrade and enhance the improvement of the networks.
Alex Rygiel:
One last question on customers. What are you doing for Questar Gas?

Steven Nielsen:
Questar is, as we talked about it last quarter, because they were also in our top ten. We do some gas distribution and some pipeline work for them just in the — primarily in the Salt Lake City area of Utah. Just in Utah. It is a customer of our subsidiary that currently has had an upturn in work.
Alex Rygiel:
Great, thank you.
Operator:
Kevin Sarsany, Next Generation Research.
Kevin Sarsany:
I have a question on your comment when you said that fiber is still early. I was just wondering if you could kind of expound on that in relation to the FiOS versus fiber to the node. And are you basing that comment on what the companies are saying out there? Or is it your backlog and what you are seeing?
Steven Nielsen:
Well, I think so the origin of the comment is if you look at Verizon, I think they have indicated publicly that they would like to pass 18 to 20 million homes. At year end, they will be at about 6. AT&T has announced their fiber to the node initiative. Have rolled it out in San Antonio and Houston. Are looking to expand that by another 15 or 20 markets, is what they have disclosed, but really just beginning. Of course, we wait to the closure of the merger with BellSouth. But we anticipate that they will continue to look at the fiber to the node approach within their newly acquired business, which is where we have lots of footprint and customer relationship. And we also are looking at other more rural companies that are increasingly push fiber deeper into the network. I think in recognition of the fact that over times, that data budgets for households is going up. And they need more capacity to serve that demand for bandwidth.
Kevin Sarsany:
Okay. And on BellSouth, you seem to kind of make your comments about them being in the middle of this merger. Have you seen any change, or do you anticipate any change in the short term until the — it gets approval in their spending patterns?
Steven Nielsen:
Well as we said, they were about sequentially flat from the fourth quarter, so we were encouraged by that. Our activity levels are solid right now. And, I am sure they are closely managing their budgets this year, like they have every year. But we don’t see any real changes in behavior.
Kevin Sarsany:
Okay. And my last question is how would lower raw material costs that go into the cable affect your business?
Steven Nielsen:
I think it is a marginal factor in that we don’t supply — for the most part, we don’t supply materials to our customers like cable. Although in those cases where we do supply cable, it is generally a pass through cost. So we don’t really have a whole lot of commodity risk. And so it doesn’t mean a whole lot directly to us. Indirectly, if the cost of what we install comes down, our customers will have more money to spend on what we do. So it is a good thing.
Kevin Sarsany:
Okay. Thank you.
Operator:
Tony Rao, East Shore Partners.
Tony Rao:
Most of my questions have been answered. Just want to drill in a little bit on Verizon. You indicated

that they were down sequentially, and down reasonable amounts year-over-year. And then you made some comments about work this quarter coming out of backlog and not out of new orders. Can you just expand a little bit on the trends going on with Verizon? What you see happening? Is there a slowdown? Did they overbook orders earlier and didn’t get the work scheduled out in the field? Just expand a little bit, please?
Steven Nielsen:
Sure, absolutely. Just keep in mind, as we said in our comments, we have made an estimate of the backlog that we have under contract through the end of calendar ‘07. So each quarter, what they spend with us is a reduction to that backlog until we get to the end of ‘07. And then see what the plan is for the next year or the next couple of years. So that’s just kind of the function of the arithmetic. Has nothing to do with Verizon’s plans. We had said on our last call that we expected the back half of the year to be slightly slower than the first half. So I think this was expected. And it really arises out of the fact that we participate primarily in creating path, underground path for new fiber placement. And in order for them to meet their objectives in terms of homes passed on a completed passing basis, which includes work that they have to do, we need to get done a little earlier in the year with the ‘06 plan than they do. And so it is just a sequencing question. We have not — there are not definitive budgets which have been communicated to us for next year. But generally, I think their public comments are pretty positive about the program, and we expect in some regions next year may be better than this year.
Tony Rao:
Okay. But that being said, you still are off a reasonable amount year-over-year. Anything in the trend there?
Steven Nielsen:
Well, it is a longer story. ‘05 was a catch-up year for what they needed to do in ‘05, plus what carried over from ‘04. And we are looking at kind of the progression from ‘06 to ‘07 to be much more of a natural pattern, and not — and more indicative of how we see things going forward, rather than when this very large project got started in 2004.
Tony Rao:
Understand. One last one on Verizon, then. Is there — have you seen any shift in strategy on their part? Or maybe that is not the proper way to look at it. Just a higher focus on doing overhead cabling? Because maybe it is a faster deployment and they can get a more bang for the buck doing an overhead deployment, rather than the more involved deployments which you are involved with, which are the underground cable installations. That maybe there is a focus more on the overhead versus the underground?
Steven Nielsen:
Verizon’s strategy for this program has been very successful, and we are just not going to comment on how it has changed or hasn’t. All I can say is that in total, the commitment to continue 3 million homes passed per year has been pretty clearly stated. And the components of that are going to move around year to year. And that’s just the nature of these kind of large programs. But we are not the people to ask about any shifts in strategy.
Tony Rao:
Okay. If I may, then one last one on the cable — your cable customers. Would you — you’ve indicated there with Comcast that it is the first time since 2003 you have seen three sequential quarters with sequentially rising revenues. Would you say that there is a different sense with your cable customers, especially Time Warner, this quarter coming on also, the top five, would you say there is a change in the typical seasonality in cable? And that things are so healthy with the Voice over IP deployments, and the increase in bandwidth as you referred to with Southern California, that possibly seasonality that we’ve seen in the past is not occurring this year? And that maybe there’s a longer term trend that the seasonality of the past may not be something that’s indicative of the future?
Steven Nielsen:
I am not sure I draw that conclusion. Go back to what drives our seasonality. Unless the second quarter of the futures don’t include three holidays and the day after Thanksgiving, and unless the daylight doesn’t change in the winter like it does, we always are going to have a seasonal impact. That being said, the rollout of voice services is a strong technology launch, and may moderate that somewhat. But at the end of the day, if you have less hours a day to schedule appointments, there will be less work available seasonally.
Tony Rao:
Appreciate it.
Operator:
Chris Walters, Epoch Investment Partners.
Chris Walters:
I was wondering if you could comment on the long-term EBITDA margin potential in the business? You’ve talked for a number of years here about the telecom build-out. Can you comment on how you see EBITDA margins over the next several years?
Steven Nielsen:
Hey, Chris, is what we have always said is that we think this is a business that when we have good breadth in the business can be a mid-teens EBITDA business. Now, obviously we weren’t there this quarter. And seasonally, it is going to be down. But we don’t see anything inherent about this cycle that is going to be different than previous cycles. I think as we see other phone companies join Verizon in deployments, maybe different technologies or architectures, but as they come to market, that will help. And certainly, the success of the cable operators in deploying voice services has created upgrade opportunities that we probably would not have seen a couple of years ago, had it not been for that success. So, we don’t see anything all that different this time than what we have seen in the past.
Chris Walters:
And how close are we to realizing that potential in the business?
Steven Nielsen:
Well, all we will say, because we give guidance a quarter at a time, we know that that’s a trend that we think will play out as we go into ‘07, we think that will continue in the right direction. Whether — where we get there is just difficult for us to see, particularly as we have other customers come on the market with demand for the services that our industry provides.
Chris Walters:
Okay. And can you talk more generally as it pertains to today, pricing in the business relative to labor tightness?
Steven Nielsen:
We are seeing an appropriate level of pricing. As we have always said, a little bit of tight labor is helpful to us. As we disclosed, we have over 10,000 employees. And those become more valuable as they become more scarce. And so we don’t see it impacting our ability to serve customers. But we do have to have a little scarcity appropriately reflected in the prices we are able to charge.
Chris Walters:
Does weakness in housing create excess unskilled labor?
Steven Nielsen:
I think at this point, that everybody is focused on the starts number, which is down. But they are still finishing units. I think as the pipeline dwindles through the winter, that certainly may help us. That will certainly be an opportunity for us to recruit from that industry.
Chris Walters:
Okay, thanks for your thoughts.

Operator:
Patrick Wang, Seneca Capital.
Patrick Wang:
Yes, question on the balance sheet. Can you tell me why that went up $35 million? Is it because the Prince acquisition?
Steven Nielsen:
No, it was the Cable Express acquisition in September. And the purchase price was about $63 million, including assumed debt. And, Dick, we borrowed — .
Richard Dunn:
We borrowed $50 in bank debt at the time. We used some cash and we assumed about $7 million — .
Steven Nielsen:
Of leases.
Patrick Wang:
So you guys drew down some of the bank line, right?
Steven Nielsen:
Yes. We still have in excess of $100 million available to us on our revolver. We have plenty of liquidity.
Patrick Wang:
All right, great. What is Cable Express’s revenue?
Steven Nielsen:
What we talked about last call was that the — that at the time we bought it, it was kind of in a mid-70s run rate. And I think we are looking at probably approaching $80 million as a run rate this quarter. We break it out along with Prince as acquired revenue, but I think that is what the numbers will show.
Patrick Wang:
Right. Is their margin pretty much comparable with Dycom?
Steven Nielsen:
Their margin was a little bit better. That’s why we bought them.
Patrick Wang:
Great. Can you — what is your guidance for CapEx for ‘07?
Steven Nielsen:
We have not provided full-year fiscal year guidance. But we have always said kind of $45 million to $50 million in what we call “net CapEx” because we do have proceeds from sale of assets every quarter. So that would be what we spend on new equipment, less what we receive for selling our assets that we are retiring.
Patrick Wang:
Great, thank you.
Operator:
Eric Kainer, ThinkEquity.
Eric Kainer:
Thank you very much for taking my call. Let’s see. First is, have you seen a change in the type of work that you are doing with the telcos specifically oriented towards doing any video installs within the homes?
Steven Nielsen:
We are not currently participating in that. We understand that some folks are, but we are not.
Eric Kainer:
Okay. Thank you. Next question is, you mentioned that you were doing a number of VoIP installs. Is that only for cable TV companies? Or do you also have agreements with some of the quote, unquote, over-the-top VoIP providers to do installs?
Steven Nielsen:
Our focus has always been on working for incumbent providers, both cable and telephone. So we, somewhere down in the details, we might have done $8,000 or $10,000 in business for an over-the-top. But even that, I would doubt. It’s predominantly, or all for cable operators.
Eric Kainer:
Okay. Thank you. And then the last question is really about the electric utility industry. Can you kind of give us a flavor for how you are seeing the Energy Policy Act of 2005 rolling out? Whether you have seen any impact there? Or kind of when the big demand really starts hitting there.
Steven Nielsen:
Well don’t forget, what we call our utility locating is really not directly impacted by the construction needs of electric utilities. We have a little bit of other business with them, and that business is localized at the southeast. And I am not sure we’re the best people to comment on that topic, other than to say what we’ve read, but not what we have seen inside our business.
Eric Kainer:
Okay, thank you very much, and good luck.
Operator:
Alex Rygiel, Friedman, Billings, Ramsey.
Alex Rygiel:
Steve, I have a couple of questions about your 12-month backlog.
Steven Nielsen:
Okay.
Alex Rygiel:
I was wondering if you could help me reconcile to exclude a number of one time or changing events. This year 12-month backlog is 716. Last year it was 511. How much was included in the 511 as it related to the storm work?
Steven Nielsen:
There — I am talking off the top of my head, but I would say, none, Alex. Because that came and went inside the quarter, and was kind of a week-to-week engagement. So I am not sure I would have had any storm work in that number.
Alex Rygiel:
But in that January quarter, you had about 30 million of storm work?
Steven Nielsen:
That’s correct.

Alex Rygiel:
Okay. So that’s zero. And last year, you would have included two — in that 511, you would have included two months worth of Verizon work? Is that correct?
Steven Nielsen:
In the next 12 months last year we would have included two months, that’s correct.
Alex Rygiel:
And this year, you’re including 12 months?
Steven Nielsen:
Well, yes, next 12 months. That’s correct.
Alex Rygiel:
Or are you including 14?
Steven Nielsen:
No, no. Just 12. Next 12, but 14 in total backlog.
Alex Rygiel:
Right, okay. Now, DirecTV, last year it would have been approximately a full year’s worth of sales?
Steven Nielsen:
Well, we disclosed that, Alex, in our comments. In total backlog at the end of the July quarter, we had about $73 million in backlog. The contract ran through June of ‘09.
Alex Rygiel:
Right, $29 million.
Steven Nielsen:
$29 million was next 12 months.
Alex Rygiel:
Okay. And then with regards to the acquisitions?
Steven Nielsen:
Yes, the acquisitions, and particularly Cable Express, predominantly provide services under these annual agreements. Some are calendar year, some are Fall, some are Spring. And so the backlog, as I said at $42 million coming in with Cable Express, really doesn’t represent what we think the next 12 months will look like. As I indicated earlier, run rate is about $80 million. And so normally, you would think there would be about $80 million in the 12-months backlog. But just due to the timing of these agreements and the way that industry works, that didn’t come through.
Alex Rygiel:
And with regards to Prince, how do we — ?
Steven Nielsen:
Same basic concept. They have one agreement with Comcast that’s a little bit longer term. But generally, they work on kind of year to year and for the most part calendar agreements.
Alex Rygiel:
So if we were to take your $716 million and Prince’s annualized revenue is about $100 million, maybe $50 million is included in that 716?
Steven Nielsen:
We will have to look at the number. I think that is probably somewhat low. I think without looking, I am going to guess $75 million. Prince is a little bigger than $100 million at this point. We bought a growing asset.
Alex Rygiel:
Great, thank you.
Operator:
Alan Mitrani, Sylvan Lake Assets.
Alan Mitrani:
Alan Mitrani, Sylvan Lake Assets. I just want to ask a question. The holidays you mentioned, they happen every year in this quarter, correct? Thanksgiving, Christmas, and all the rest?
Steven Nielsen:
That’s right, but we never broke out the seasonal drag, Alan, for the Street. And we wanted to help in modeling for folks to understand that when you peel away the macro trends and you peel away acquisitions that we may have done in this quarter in the past, which we have done some, that this is a mathematical drag that you have to think about sequentially from the first quarter to the second quarter.
Alan Mitrani:
Okay. So I guess for all the new people who are covering your stock now, if they don’t go back and look historically, I appreciate — I guess, they and I appreciate the calendar and weather lesson. But more disclosure is always better than less. Regarding your employees and revenue for employee, it seems as if it has trended down over the last few years. Do you feel you have the potential to do much more on revenues now than you have in the last couple of years, especially with the recent acquisitions that haven’t fully ramped up. I mean, it seems as if you are getting about $25,000, $26,000 or so per employee? You used to get in the 30s?
Steven Nielsen:
Yes, the issue there is subcontractors, Alan. And so what the difference is, is as we have brought in what I’ll call the installation businesses, they predominantly self-perform all their work. Whereas our historic mix which was much more oriented towards construction, as we have always said in the past, we have historically subcontracted 20, 30, 35%. So unless you control for subcontractor headcount, you really can’t do the arithmetic and have it mean a whole lot.
Alan Mitrani:
Okay. And then lastly, regarding BellSouth and the AT&T deal, the deal I guess hasn’t officially closed. Anybody is talking next few weeks to the next month or two. Have you seen — it seems as if BellSouth, I guess, is stalling a bit in some of their spending. Are you seeing that from their side? Do you see any change, or I guess delay in what they are talking about this project light speed or reorganization or rethinking of their rollout? Just give us your sense of how it is going to play out in the next six months.
Steven Nielsen:
We were encouraged that revenues, when you control for storm, were solid to last year and were flat sequentially from the fourth quarter. And right now for November, we are actually fairly busy. So we — what we do are things that they need to do every day. And we think that we can be a help to them in what they want to do next year. And so they are going to try to get a start on it and trust that the merger closes when everybody is ready.
Alan Mitrani:
Okay. And is cash that you are going to get in the next quarter or two, as this business seasonally winds down, are you going to — is that going to go toward debt repayment primarily in your mind, or are you thinking for more acquisitions or even stock buybacks here?
Steven Nielsen:
I think we would look to pay down the revolver. We have access to it all the time, so we will pay it down. And if some good use for it comes back, we will use it. But we won’t warehouse cash when we have got debt balances out that we are paying interest on.
Alan Mitrani:
Thank you.
Operator:
And at this time, there are no further questions.
Steven Nielsen:
Well, Greg, we thank everybody for being on the call. And we will be announcing our next quarter’s results at the end of February. Thank you.
Operator:
Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation, and for using AT&T Executive Teleconference. You may now disconnect.